Exhibit 5

Squire Patton Boggs (US) LLP 2000 Huntington Center 41 South High Street Columbus, Ohio 43215

O    +1 614 365 2700

F    +1 614 365 2499

squirepattonboggs.com

January 24, 2023

MVB Financial Corp.

301 Virginia Avenue

Fairmont, West Virginia 2655-2777

Re:	Post-Effective Amendment No. 4 on Form S-3DPOS (Registration No. 333-180317)

Ladies and Gentlemen:

We have acted as counsel to MVB Financial Corp. (“MVB”) in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the above-captioned Post-Effective Amendment (the “Post-Effective Amendment”) relating to the offer and sale of up to 500,000 shares (the “Shares”) of common stock, par value $1.00 per share, of MVB, pursuant to MVB’s Dividend Reinvestment and Stock Purchase Plan (the “DRIP”).

As counsel to MVB, we have examined originals or copies certified to our satisfaction of such minutes and other proceedings and corporate records of MVB, agreements and other instruments, certificates of public officials, certificates of officers or representatives of MVB, and other documents as we have deemed necessary to examine and to require as the basis for the opinion hereinafter expressed, and we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies. Upon the basis of such examination, it is our opinion that the Shares, when issued upon effectiveness of the Post-Effective Amendment and in accordance with the terms and conditions presented in the DRIP, will be duly and validly issued Shares of MVB, fully paid and non-assessable.

The foregoing opinions are limited to the West Virginia Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is based on facts of which we have knowledge.

We hereby consent to the inclusion of this opinion as an exhibit to the Post-Effective Amendment and all amendments thereto, and the references therein to Squire Patton Boggs (US) LLP and its opinions. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission promulgated thereunder.

Very truly yours, /s/ Squire Patton Boggs (US) LLP